EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2010 FOURTH-QUARTER AND
FULL-YEAR RESULTS

Company reports record net income of $32.4 million and record EPS of $1.25 for full year 2010

Improved results for the full year driven by increased consumer packaged goods accounts sales and continued operational improvements

Des Plaines, IL, March 9, 2011—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported fourth-quarter and full-year 2010 results.  Net income in the fourth quarter of 2010 was $6.3 million, or $0.24 per diluted share, versus $3.7 million, or $0.15 per diluted share, in the fourth quarter of 2009.  Net income for the full year of 2010 was $32.4 million, or $1.25 per diluted share, compared to $19.5 million, or $0.78 per diluted share, for the comparable prior-year period.  Net income and EPS for the full year were record highs for the Company.

Net income for the full year of 2009 was positively impacted by the receipt of $9.2 million in cash as part of an indemnity claim settlement in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income.  The favorable after-tax impact was $0.20 per share for the period ended December 31, 2009.  On a non-GAAP basis, adjusting for financial impacts relating to the indemnity claim settlement and certain other items as further detailed in this release, 2010 full-year Adjusted net income was $31.1 million, or $1.20 per diluted share, compared to $23.1 million, or $0.93 per diluted share, during the prior-year period, on a comparable basis.

President and Chief Executive Officer David A. Schawk commented, “I am very pleased with our record earnings for 2010.  Our performance reflects the continued expansion of our brand development and deployment activities and focus on utilizing our global capacity more efficiently.  In addition, we experienced growth during 2010 in our largest client channel, consumer packaged goods, reflecting their increased product innovation activity.  The increase in overall revenue coupled with our continued focus on global capacity management contributed to an approximate 66 percent increase in our net income for 2010.”

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Mr. Schawk added, “Our continued strong cash flow during the year has led to further debt reduction and a solid cash position at year end, thereby positioning us well to invest in our business and future opportunities to the extent they arise.  Furthermore, our improved operating results and balance sheet enabled us to double our quarterly dividend to eight cents during the fourth quarter of 2010, which further underscores our confidence in the business and its future growth.”

Mr. Schawk concluded, “We also expanded our digital marketing and creative capabilities through the acquisitions of Real Branding and Untitled London Limited during 2010.  These acquisitions reflect our continued commitment to strengthening our overall portfolio of brand development and deployment services that we offer to our clients as they expand their ways of connecting with consumers.  Overall, given some continuing uncertainties within the global economy, I am both excited and proud of what we accomplished during 2010.”

Consolidated Results for the Year Ended December 31, 2010
Consolidated net sales in 2010 were $460.6 million compared to $452.4 million in the same period of 2009, an increase of approximately $8.2 million, or 1.8 percent. Year-over-year sales were positively impacted by changes in foreign currency translation rates of approximately $5.2 million, as the U.S. dollar decreased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales during the full year of 2010 were $329.0 million, or 71.4 percent of total net sales, compared to $318.7 million in the same period of 2009, an increase of 3.2 percent, reflecting increased product and brand activity by the Company’s clients.  Advertising and retail accounts sales in 2010 were $88.4 million, or 19.2 percent of total sales, a decrease of 1.5 percent, from $89.8 million during the full year of 2009, primarily driven by the loss of a non-core retail client.  Entertainment accounts sales for the full year of 2010 of $29.1 million, or 6.3 percent of total sales, decreased 11.3 percent, from $32.8 million in the same period of 2009, driven by continued declines in promotional activity.

Gross profit was $178.6 million during 2010, an increase of $7.5 million from the same period of 2009. Full-year 2010 gross profit as a percentage of sales increased to 38.8 percent from 37.8 percent in the prior-year period. The full-year improvement in gross profit percent was largely driven by the improved operating leverage resulting from higher sales and certain cost-reduction actions enacted by the Company during 2010.

Selling, general and administrative (SG&A) expenses declined approximately $6.9 million to $124.2 million during 2010 from $131.1 million in 2009.  The decline in SG&A expenses year over year was primarily driven by certain cost-reduction activities implemented in 2009 and 2010 partially offset by approximately $1.6 million of business and systems integration expenses related to the Company’s information technology and business process improvement initiative.

The Company recorded a $2.3 million loss on foreign exchange exposures in the full year of 2010, compared to a gain of $0.5 million in the same period of 2009.  The Company’s foreign exchange gains or losses relate primarily to unhedged currency exposure from intercompany debt obligations of the Company’s non-U.S. subsidiaries.  Since foreign currency gains or losses

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

primarily relate to intercompany financing activity, the economic impact to the Company is minimal, as these gains or losses are largely offset by corresponding losses or gains in accumulated comprehensive income, net, included in stockholders’ equity.

Acquisition integration and restructuring expenses declined from $6.5 million during the full year of 2009 to $2.0 million during the same period of 2010. These charges relate to employee terminations and other associated costs which arose from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during 2010 are expected to result in annualized savings of approximately $10.9 million for 2011, with approximately $4.9 million realized during 2010.

In 2010, the Company reported asset impairment expenses of $0.7 million primarily related to certain equipment which sustained damage and was rendered inoperable at one of the Company’s facilities.   During 2009, the Company recorded $1.4 million of expense related to the impairment of long-lived assets.  This expense was primarily related to a revaluation of a non-core vacant property owned by the Company.

Additionally, the Company recorded income of $0.2 million during 2010 reflecting its final adjustment of a multi-employer pension withdrawal liability.  In 2008, the Company decided to terminate participation in a union supplemental retirement and disability fund, and recorded an initial $7.3 million liability related to its decision.  In 2009, an additional $1.8 million of expense was recorded to reflect the Company’s estimate of its liability at year end 2009.  The Company currently expects the final settlement to be paid during the second quarter of 2011.

As previously mentioned, net income for the full year of 2009 was positively impacted by the receipt of $9.2 million in cash as part of an indemnity claim settlement in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income.

Schawk reported operating income of $49.6 million in 2010 compared to $35.8 million in 2009.  The increase year over year was driven primarily by increases in gross profit and reduced SG&A expense partially offset by the non-recurring indemnity settlement income reported during 2009.

For the full year of 2010, the Company reported a tax expense of $10.0 million compared to $7.6 million during the same period in 2009.  The increase in tax expense for 2010 compared to the prior year is primarily due to discrete period tax benefits and amended tax return adjustments recorded during 2009.

Net income in 2010 was $32.4 million, or $1.25 per diluted share, compared to $19.5 million, or $0.78 per diluted share, in 2009.  Non-GAAP Adjusted net income was $31.1 million, or $1.20 per diluted share, for 2010 compared to $23.1 million, or $0.93 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Adjusted EBITDA and Management Adjusted EBITDA Performance

Adjusted EBITDA for full year 2010 was $69.8 million compared to $58.4 million for the comparable period of 2009.  Management adjusted EBITDA for full year 2010 was $75.4 million compared to $65.4 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2010 earnings conference call on Thursday, March 10, 2011, at 9:00 a.m. Central time.  To participate in the conference call, please dial 800-299-7635 or 617-786-2901 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3792464.   If you are unavailable to participate on the live call, a replay will be available through March 17 at 5:00 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 73463854, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address
http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3792464.
About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 18 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Adjusted EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent annual Form 10-K filing with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$118,516	$121,906	$(3,390)	(2.8)%
Cost of sales	72,453	72,366	87	0.1%
Gross profit	46,063	49,540	(3,477)	(7.0)%

Selling, general and administrative expenses	31,954	32,805	(851)	(2.6)%
Acquisition integration and restructuring expenses	1,237	2,813	(1,576)	(56.0)%
Foreign exchange loss (gain)	62	547	(485)	(88.7)%
Impairment of long-lived assets	8	1,305	(1,297)	(99.4)%
Multiemployer pension withdrawal (income) expense	(700)	1,800	(2,500)	nm
Operating income	13,502	10,270	3,232	31.5%

Other income (expense)
Interest income	8	311	(303)	(97.4)%
Interest expense	(1,800)	(2,428)	628	(25.9)%

Income before income taxes	11,710	8,153	3,557	43.6%
Income tax provision	5,388	4,434	954	21.5%

Net income	$6,322	$3,719	$2,603	70.0%

Earnings per share:
Basic	$0.25	$0.15	$0.10
Diluted	$0.24	$0.15	$0.09

Weighted average number of common and common equivalent shares outstanding:
Basic	25,701	25,053
Diluted	26,156	25,308
nm = not meaningful

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Consolidated Statements of Operations
 (In thousands, except per share amounts)

	Twelve Months Ended
	December 31,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$460,626	$452,446	$8,180	1.8%
Cost of sales	282,070	281,372	698	0.2%
Gross profit	178,556	171,074	7,482	4.4%

Selling, general and administrative expenses	124,222	131,118	(6,896)	(5.3)%
Acquisition integration and restructuring expenses	1,974	6,459	(4,485)	(69.4)%
Foreign exchange loss (gain)	2,306	(542)	2,848	nm
Impairment of long-lived assets	688	1,441	(753)	(52.3)%
Multiemployer pension withdrawal (income) expense	(200)	1,800	(2,000)	nm
Indemnity settlement income	--	(4,986)	4,986	nm
Operating income	49,566	35,784	13,782	38.5%

Other income (expense)
Interest income	39	535	(496)	(92.7)%
Interest expense	(7,201)	(9,225)	2,024	(21.9)%

Income before income taxes	42,404	27,094	15,310	56.5%
Income tax provision	9,984	7,597	2,387	31.4%

Net income	$32,420	$19,497	$12,923	66.3%

Earnings per share:
Basic	$1.27	$0.78	$0.49
Diluted	$1.25	$0.78	$0.47

Weighted average number of common and common equivalent shares outstanding:
Basic	25,465	24,966
Diluted	25,883	25,001
nm = not meaningful

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$36,889	$12,167
Trade accounts receivable, less allowance for doubtful accounts of $1,525 in 2010 and $1,619 in 2009	95,207	88,822
Inventories	18,250	20,536
Prepaid expenses and other current assets	9,356	8,192
Income tax receivable	2,943	2,565
Deferred income taxes	347	992
Total current assets	162,992	133,274

Property and equipment, net	48,684	50,247
Goodwill, net	193,626	187,664
Other intangible assets, net:
Customer relationships	36,461	36,321
Other	817	1,284
Deferred income taxes	868	1,424
Other assets	6,411	6,005

Total assets	$449,859	$416,219

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$21,930	$16,957
Accrued expenses	64,007	64,079
Deferred income taxes	3,260	205
Income taxes	1,038	14,600
Current portion of long-term debt	29,587	12,858
Total current liabilities	119,822	108,699

Long-term liabilities:
Long-term debt Deferred income taxes	37,080 9,135	64,707 2,059
Other long-term liabilities	19,696	15,920
Total long-term liabilities	65,911	82,686

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,506,252 and 29,855,796 shares issued at December 31, 2010 and 2009, respectively; 25,761,334 and 25,108,894 shares outstanding at December 31, 2010 and 2009, respectively	224	220
Additional paid-in capital	200,205	191,701
Retained earnings	113,258	85,953
Accumulated comprehensive income, net	11,247	7,804
Treasury stock, at cost, 4,744,918 and 4,746,902 shares of common stock at December 31, 2010 and 2009, respectively	(60,808)	(60,844)
Total stockholders’ equity	264,126	224,834

Total liabilities and stockholders’ equity	$449,859	$416,219

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	December 31,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$101,662	$104,991	$(3,329)	(3.2)%
Europe	17,139	18,537	(1,398)	(7.5)%
Asia Pacific	8,784	8,658	126	1.5%
Intercompany sales elimination	(9,069)	(10,280)	1,211	(11.8)%

Sales to external clients	$118,516	$121,906	$(3,390)	(2.8)%

Operating segment income (loss):
North America	$17,522	$17,969	$(447)	(2.5)%
Europe	959	1,656	(697)	(42.1)%
Asia Pacific	1,218	2,102	(884)	(42.1)%
Corporate	(6,197)	(11,457)	5,260	45.9%

Operating segment income	$13,502	$10,270	$3,232	31.5%

	Twelve Months Ended
	December 31,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$399,658	$390,713	$8,945	2.3%
Europe	66,238	67,409	(1,171)	(1.7)%
Asia Pacific	31,393	29,348	2,045	7.0%
Intercompany sales elimination	(36,663)	(35,024)	(1,639)	4.7%

Sales to external clients	$460,626	$452,446	$8,180	1.8%

Operating segment income (loss):
North America	$68,428	$56,734	$11,694	20.6%
Europe	3,812	3,836	(24)	(0.6)%
Asia Pacific	4,855	7,389	(2,534)	(34.3)%
Corporate	(27,529)	(32,175)	4,646	14.4%

Operating segment income	$49,566	$35,784	$13,782	38.5%

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Income before income taxes - GAAP	$11,710	$8,153	$42,404	$27,094
Adjustments:
Acquisition integration and restructuring expenses	1,237	2,813	1,974	6,459
Business and systems integration expenses	915	--	1,564	--
Remediation and related expenses	--	441	--	4,484
Multiemployer pension withdrawal (income) expense	(700)	1,800	(200)	1,800
Impairment of long-lived assets (1)	8	1,305	688	1,441
Indemnity settlement	--	--	--	(4,986)
Foreign currency loss (gain)	62	547	2,306	(542)
Adjusted income before income tax - non GAAP	13,232	15,059	48,736	35,750
Adjusted income tax provision – non GAAP	5,810	7,007	17,616	12,639

Adjusted net income – non GAAP	$7,422	$8,052	$31,120	$23,111

Weighted average common and common stock equivalents outstanding – GAAP (diluted)	26,156	25,308	25,883	25,001

Earnings per diluted share - GAAP	$0.24	$0.15	$1.25	$0.78
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.04	0.07	0.05	0.17
Business and systems integration expenses	0.02	--	0.04	--
Remediation and related expenses	--	0.01	--	0.11
Multiemployer pension withdrawal (income) expense	(0.02)	0.04	(0.01)	0.04
Impairment of long-lived assets	--	0.03	0.02	0.04
Indemnity settlement	--	--	--	(0.20)
Foreign currency loss (gain)	--	0.02	0.07	(0.01)
Effective settlement of certain income tax audits	--	--	(0.22)	--

Adjusted earnings per diluted share – non GAAP	$0.28	$0.32	$1.20	$0.93

Income tax provision - GAAP	$5,388	$4,434	$9,984	$7,597
Adjustments: (2)
Acquisition integration and restructuring expenses	325	1,021	604	2,166
Business and systems integration expenses	363	--	621	--
Remediation and related expenses	--	175	--	1,781
Multiemployer pension withdrawal (income) expense	(278)	715	(79)	715
Impairment of long-lived assets	3	518	273	563
Foreign currency (gain) loss	9	144	583	(183)
Effective settlement of certain income tax audits	--	--	5,630	--

Adjusted income tax provision – non GAAP	$5,810	$7,007	$17,616	$12,639

(1)   Please see the Company’s discussion related to certain insurance recoveries in its 2010 Form 10-K.
(2)   Adjustments have been tax-effected at the jurisdictions’ statutory rates.

-more-

Schawk Announces Fourth-Quarter and Full-Year 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income - GAAP	$6,322	$3,719	$32,420	$19,497
Interest expense	1,800	2,428	7,201	9,225
Income tax expense	5,388	4,434	9,984	7,597
Adjusted Income – non GAAP	13,510	10,581	49,605	36,319
Depreciation and amortization expense	4,353	4,444	17,611	18,653
Impairment of long-lived assets	8	1,305	688	1,441
Non-cash restructuring charges	--	--	--	210
Stock based compensation	472	447	1,886	1,737

Adjusted EBITDA – non GAAP	18,343	16,777	69,790	58,360

Permitted add backs on debt covenants:
Loss on sale of property and equipment	--	--	--	44
Pro-forma effect of acquisitions and asset sales	81	--	1,104	--
Acquisition integration and restructuring expenses(1)	--	--	--	3,000

Adjusted EBITDA for covenant compliance – non GAAP	18,424	16,777	70,894	61,404

Acquisition integration and restructuring expenses	1,237	2,813	1,974	3,249
Business and systems integration expenses	915	--	1,564	--
Pro-forma effect of acquisitions and asset sales	(81)	--	(1,104)	--
Multiemployer pension plan withdrawal (income) expense	(700)	1,800	(200)	1,800
Indemnity settlement income	--	--	--	(4,986)
Foreign exchange loss (gain)	62	547	2,306	(542)
Remediation and related expenses	--	441	--	4,484

Management adjusted EBITDA – non GAAP	$19,857	$22,378	$75,434	$65,409

(1)   Capped at $3.0 million for 2009 per the Company’s new debt agreements. Amounts in excess of $3.0 million are included as an adjustment for Management adjusted EBITDA.

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s January 2010 debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.

###-